UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2008

COTT CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-31410	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada 5519 West Idlewild Avenue, Suite 100 Tampa, Florida, United States	L4V 1H6 33634

(Address of principal executive offices)	(Zip Code)

(905) 672-1900

(813) 313-1800

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 24, 2008, Cott Corporation (the “Company”) announced the appointment of David T. Gibbons as the Company’s Interim Chief Executive Officer. Mr. Gibbons, 64, has been a director of the Company since March 14, 2007, and will continue to serve on the board during his time as Interim Chief Executive Officer.

From 2000 to 2006, Mr. Gibbons was President and Chief Executive Officer of Perrigo Company (“Perrigo”), a publicly held manufacturer of retailer brand over-the-counter pharmaceutical and nutrition products. Mr. Gibbons also was Chairman of Perrigo from 2003 to 2007. Prior to joining Perrigo, Mr. Gibbons served in a variety of executive, general management, sales and marketing positions with leading consumer packaged goods companies in Asia, Europe and the United States.

There is no arrangement or understanding between Mr. Gibbons and any other person(s) pursuant to which he was selected as Interim Chief Executive Officer. Mr. Gibbons does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Other than his employment relationship and his service as a director, Mr. Gibbons does not have a direct or indirect material interest in any transaction in which the Company is a participant.

The Company and Mr. Gibbons are currently negotiating an employment agreement. The anticipated material terms of the employment agreement, as approved by the board of directors, include a term of six months, subject to extension on a monthly basis for up to six months. Mr. Gibbons would receive a salary at the rate of $725,000 per year, guaranteed for the first six months, and would also receive incentive compensation in respect of 720,000 shares of the Company’s common stock, payable in cash and vesting over the course of his employment. One half of such incentive compensation would vest immediately. The Company would provide housing and an automobile for business travel to Mr. Gibbons during the term of his employment. Mr. Gibbons would continue to receive compensation for serving as a director while he serves as Interim Chief Executive Officer.

Effective March 24, 2008 and in connection with the appointment of Mr. Gibbons, the Company terminated the employment of Brent Willis as the Company’s Chief Executive Officer and as an officer of the Company and its affiliates, subsidiaries and associated companies. Mr. Willis has also resigned as a director of the Company and its affiliates, subsidiaries and associated companies in which he held such a position.

The Company is presently negotiating a severance package with Mr. Willis. The Company will update this Form 8-K as the arrangements with Mr. Gibbons and Mr. Willis are finalized.

A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated March 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: March 27, 2008	By:	/s/ Matthew A. Kane, Jr.
Matthew A. Kane, Jr.
General Counsel and Secretary

EXHIBIT INDEX

Number	Description
99.1	Press Release dated March 24, 2008.